Exhibit 10.1
Compass Amended and Restated Offer Letter
[Date]
Dear Neda,
This letter agreement amends and restates the offer letter between you and Compass, Inc. (the “Prior Agreement”) dated October 15, 2018, which was assigned to Compass Management Holdings, LLC (the “Company” or “Compass”). The effective date of this letter agreement is [Date].[1]
You will continue to work in the role of President, United States, Regional Operations, reporting to the Company’s Chief Executive Officer.

1.Cash Compensation: In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.
You will be eligible to receive a cash bonus (the “Cash Bonus”) for each calendar year that you are employed by the Company in an amount to be determined by the Compensation Committee of the Board of Directors of Compass, Inc. under the terms of the Company’s Executive Bonus Plan as in effect during the applicable calendar year. The Cash Bonus, if earned, will be paid within 75 days after the end of the applicable calendar year. You must be employed in good standing with the Company on any applicable scheduled payment date in order to receive the Cash Bonus.

1.Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

1.Termination Benefits. You will continue to be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) between you and the Company, dated [Date], attached to this offer letter as Exhibit A.

4. Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Proprietary Information, Inventions and Arbitration Agreement by and between you and the Company.

5. No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7. Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

8. General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

9. At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

10. Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[Signature Page Follows]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement), including, without limitation, the Prior Agreement. This letter will be governed by the laws of New York, without regard to its conflict of laws provisions.

Very truly yours,
COMPASS MANAGEMENT HOLDINGS, LLC

___________________________
By: Robert Reffkin
Founder & CEO

ACCEPTED AND AGREED:

___________________________
Neda Navab
Date:

[1] Any reference to the Company will be understood to include any parent or direct or indirect subsidiary of the Company that employs you, including Compass, Inc.